                                                                      EXHIBIT 13


    REPORT OF INDEPENDENT ACCOUNTANTS TO THE SHAREHOLDERS OF IMAX CORPORATION

       We have audited the accompanying consolidated balance sheets of IMAX Corporation (the "Company") as at December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and shareholders' equity for each year in the three-year period ended December 31, 2000. These financial statements and the financial statement schedule listed in the index appearing under Item 14(a)(2) on page 57 are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2000 and 1999 and the results of its operations and cash flows for each year in the three-year period ended December 31, 2000 in accordance with accounting principles generally accepted in the United States.

       As discussed in Note 3 to the consolidated financial statements, the Company changed its accounting principles for revenue recognition and film assets in 2000.

       In addition, in our opinion, the financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

                                               /s/ PricewaterhouseCoopers LLP
                                               Chartered Accountants
                                               Toronto,  Canada
                                               March 28, 2001

                                IMAX CORPORATION

                           CONSOLIDATED BALANCE SHEETS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                         (In thousands of U.S. dollars)

                                                                                      AS AT DECEMBER 31,
                                                                                         2000            1999
                                                                                -------------   -------------
ASSETS
Cash and cash equivalents                                                       $      30,908   $      34,573
Investments in marketable debt securities                                               7,529          89,032
Accounts receivable, less allowance for doubtful accounts of $19,774
  (1999 - $5,276)                                                                      34,835          42,619
Net investment in leases (note 6)                                                      77,093         137,005
Inventories (note 7)                                                                   69,910          31,141
Income taxes recoverable                                                                8,830              -
Prepaid expenses                                                                        3,650           2,621
Film assets (note 8)                                                                   29,749          38,453
Fixed assets (note 9)                                                                  89,879          66,897
Other assets (note  10)                                                                32,859          28,232
Deferred income taxes (note 16)                                                        46,345           4,913
Goodwill, net of accumulated amortization of $14,818 (1999 - $11,463)                  60,513          62,751
                                                                                -------------   -------------
   Total assets                                                                 $     492,100   $     538,237
                                                                                =============   =============

LIABILITIES
Accounts payable                                                                $      23,250   $      18,361
Accrued liabilities (note 20)                                                          40,160          34,910
Deferred revenue                                                                      106,427          40,146
Income taxes payable                                                                       -           33,755
Senior notes due 2005 (note 11)                                                       200,000         200,000
Convertible subordinated notes (note 13)                                              100,000         100,000
                                                                                -------------   -------------
   Total liabilities                                                                  469,837         427,172
                                                                                -------------   -------------

COMMITMENTS AND CONTINGENCIES (Notes 15 and 21)

SHAREHOLDERS' EQUITY
Common stock (note 14) - no par value. Authorized - unlimited number.
  Issued and outstanding - 30,051,514 (1999 - 29,757,888)                              60,136          57,471
Retained earnings (deficit)                                                           (38,278)         54,669
Accumulated other comprehensive income (loss)                                             405          (1,075)
                                                                                -------------   -------------

   Total shareholders' equity                                                          22,263         111,065
                                                                                -------------   -------------

   Total liabilities and shareholders' equity                                   $     492,100   $     538,237
                                                                                =============   =============


       (the accompanying notes are an integral part of these consolidated financial statements)

                                IMAX CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
              (In thousands of U.S. dollars, except per share data)


                                                                                  YEARS ENDED DECEMBER 31,
                                                                                2000             1999             1998
                                                                      --------------  ---------------  ---------------
REVENUE
IMAX systems                                                          $      113,226  $       126,826  $       140,874
Digital projection systems                                                    46,356           10,999               -
Films                                                                         41,711           47,227           30,824
Other                                                                         18,179           18,783           18,657
                                                                      --------------  ---------------  ---------------
                                                                             219,472          203,835          190,355
COSTS AND EXPENSES (notes 5, 8 and 9)                                        159,998          106,241          111,784
                                                                      --------------  ---------------  ---------------

GROSS MARGIN                                                                  59,474           97,594           78,571

Selling, general and administrative expenses (notes 5 and 6)                  62,946           36,584           38,777
Research and development                                                       8,732            3,868            2,745
Amortization of intangibles                                                    4,202            2,585            5,948
Loss from equity-accounted investees (note 5)                                  4,811              683            6,763
                                                                      --------------  ---------------  ---------------

EARNINGS (LOSS) FROM OPERATIONS                                              (21,217)          53,874           24,338

Interest income                                                                3,339            9,984            5,320
Interest expense, net of interest capitalized of $1,393 (1999 -
$754; 1998 - $nil)                                                           (21,961)         (21,860)         (14,646)
Impairment of long-term investments (note 10)                                 (4,133)              -                -
Foreign exchange gain (loss)                                                  (1,103)             977              588
                                                                      --------------   --------------  ---------------

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST                    (45,075)          42,975           15,600
Recovery of (provision for) income taxes (note 16)                            13,238          (16,535)          (9,810)
                                                                      --------------  ---------------  ---------------

EARNINGS (LOSS) BEFORE MINORITY INTEREST                                     (31,837)          26,440            5,790
Minority interest                                                                 -            (1,207)          (1,895)
                                                                      --------------  ---------------  ---------------

EARNINGS (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF
CHANGES IN ACCOUNTING PRINCIPLES                                             (31,837)          25,233            3,895
Extraordinary loss on early retirement of debt,
  net of income tax benefit of $1,588 (note 12)                                   -                -            (2,095)
Cumulative effect of changes in accounting principles,
  net of income tax benefit of $37,286 (note 3)                              (61,110)              -                -
                                                                      --------------  ---------------  ---------------

NET EARNINGS (LOSS)                                                   $      (92,947) $        25,233  $         1,800
                                                                      ==============  ===============  ===============

PER SHARE DATA (note 14):
Earnings (loss) per share - basic:
  Earnings (loss) before extraordinary item and cumulative
    effect of changes in accounting principles                        $        (1.07) $          0.85  $          0.10
  Extraordinary item                                                  $           -   $            -   $         (0.07)
  Cumulative effect of changes in accounting principles               $        (2.05) $            -   $            -
                                                                      --------------- ---------------  ---------------
  Net earnings (loss)                                                 $        (3.11) $          0.85  $          0.03
                                                                      =============== ===============  ===============
Earnings (loss) per share - diluted:
  Earnings (loss) before extraordinary item and cumulative
    effect of changes in accounting principles                        $        (1.07) $          0.83  $          0.09
  Extraordinary item                                                  $           -   $            -   $         (0.06)
  Cumulative effect of changes in accounting principles               $        (2.05) $            -   $            -
                                                                      --------------- ---------------  ---------------
  Net earnings (loss)                                                 $        (3.11) $          0.83  $          0.03
                                                                      =============== ===============  ===============

Pro forma earnings per share data related to accounting change
(note 3)

       (the accompanying notes are an integral part of these consolidated financial statements)

                                IMAX CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                         (In thousands of U.S. dollars)


                                                                                    YEARS ENDED DECEMBER 31,
                                                                                  2000             1999              1998
                                                                        --------------  ---------------   ---------------
CASH PROVIDED BY (USED IN):

OPERATING ACTIVITIES
Net earnings (loss)                                                     $      (92,947) $        25,233   $         1,800
Items not involving cash:
   Depreciation, amortization and write-downs (note 17)                         50,628           25,110            45,415
   Loss from equity-accounted investees (note 5)                                 4,811              683             6,763
   Deferred income taxes                                                        (5,300)         (24,249)            5,563
   Impairment of long-term investments (note 10)                                 4,133               -                 -
   Extraordinary loss on early extinguishment of debt                               -                -              2,095
   Cumulative effect of changes in accounting principles (note 3)               61,110               -                 -
   Minority interest                                                                -             1,207             1,895
   Other                                                                            -                10              (259)
Changes in operating assets and liabilities (note 17)                          (76,524)         (30,583)          (60,517)
                                                                        --------------  ---------------   ---------------
Net cash (used in) provided by operating activities                            (54,089)          (2,589)            2,755
                                                                        --------------  ---------------   ---------------

INVESTING ACTIVITIES
Acquisition of Digital Projection International, net of cash
   acquired                                                                       (900)         (25,724)               -
Acquisition of minority interest in Sonics Associates, Inc.                       (295)         (12,740)               -
Net sale (purchase) of investments in marketable securities                     81,503          (29,639)          (32,920)
Purchase of fixed assets                                                       (28,782)         (22,708)          (14,021)
Increase in other assets                                                        (6,190)         (17,402)           (3,982)
                                                                        --------------   --------------    --------------
Net cash provided by (used in) investing activities                             45,336         (108,213)          (50,923)
                                                                        --------------  ---------------   ---------------

FINANCING ACTIVITIES
Issue of 7.875% Senior notes due 2005                                               -                -            200,000
Repurchase of 10% Senior notes due 2001                                             -                -            (67,789)
Deferred charges on debt financing                                                  -                -             (4,852)
Paid-in-capital on stock options granted                                         1,034               -                 -
Class C preferred shares dividends paid                                             -              (365)             (386)
Common shares issued                                                             1,442            2,235             2,632
Redemption of Class C preferred shares                                              -                -             (2,178)
                                                                        --------------  ---------------   ---------------
Net cash provided by financing activities                                        2,476            1,870           127,427
                                                                        --------------  ---------------   ---------------

Effects of exchange rate changes on cash                                         2,612              (61)              238
                                                                        --------------  ---------------   ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS DURING THE YEAR                (3,665)        (108,993)           79,497
Cash and cash equivalents, beginning of year                                    34,573          143,566            64,069
                                                                        --------------  ---------------   ---------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                  $       30,908  $        34,573   $       143,566
                                                                        ==============  ===============   ===============



       (the accompanying notes are an integral part of these consolidated financial statements)

                                IMAX CORPORATION

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
                         (In thousands of U.S. dollars)


                                          NUMBER OF
                                           COMMON                                    ACCUMULATED
                                           SHARES                     RETAINED          OTHER            TOTAL
                                         ISSUED AND      CAPITAL      EARNINGS      COMPREHENSIVE    SHAREHOLDERS'    COMPREHENSIVE
                                         OUTSTANDING      STOCK       (DEFICIT)     INCOME (LOSS)       EQUITY        INCOME (LOSS)
                                        ------------   ----------   -----------    --------------    -------------   ---------------

BALANCE AT DECEMBER 31, 1997              29,115,418   $   52,604   $    28,642    $     (129)      $   81,117               -

Issuance of common stock                     362,966        2,632            -             -             2,632               -
Accrual of preferred dividends                    -            -           (171)           -              (171)              -
Accretion of discount on preferred
  shares                                          -            -           (183)           -              (183)              -
Premium paid on early redemption
  of Class C Preferred shares                     -            -           (652)           -              (652)              -
Net earnings                                      -            -          1,800            -             1,800            1,800
Foreign currency translation
  adjustments, net of income
  taxes of $nil                                   -            -             -            (97)             (97)             (97)
                                        ------------   ----------   -----------    --------------    -------------   ---------------
                                                                                                                     $    1,703
                                                                                                                     ===============
BALANCE AT DECEMBER 31, 1998              29,478,384       55,236        29,436          (226)          84,446               -

Issuance of common stock                     279,504        2,235            -             -             2,235               -
Net earnings                                      -            -         25,233            -            25,233           25,233
Unrealized loss on available-
  for-sale security, net of
  income taxes of $nil                            -            -             -           (867)            (867)            (867)
Foreign currency translation
  adjustments, net of income
  taxes of $nil                                   -            -             -             18               18               18
                                        ------------   ----------   -----------    --------------    -------------   ---------------
                                                                                                                     $   24,384
                                                                                                                     ===============
BALANCE AT DECEMBER 31, 1999              29,757,888       57,471        54,669        (1,075)         111,065               -

Issuance of common stock                     293,626        1,631            -             -             1,631               -
Adjustment in paid-in-capital
   for stock options granted                      -         1,034            -             -             1,034               -
Net loss                                          -            -        (92,947)           -           (92,947)         (92,947)
Net adjustment on available-
   for-sale security, net of
   income tax benefit of $123                     -            -             -            586              586              586
Foreign currency translation
  adjustments, net of income
  taxes of $nil                                   -            -             -            894              894              894
                                        ------------   ----------   -----------    --------------    -------------   ---------------
BALANCE AT DECEMBER 31, 2000              30,051,514   $   60,136   $   (38,278)   $      405       $   22,263       $  (91,467)
                                        ============   ==========   ===========    =============-   ==============   ===============

Components of accumulated other comprehensive income (loss) consist of :


                                      December 31, 2000            December 31, 1999           December 31, 1998
                                     ------------------           ------------------           -----------------
Foreign currency
   translation adjustments                 $        686                $        (208)                $      (226)
Unrealized gain (loss) on
   available-for-sale security                     (281)                        (867)                         -
                                    -------------------           ------------------          ------------------
Accumulated other comprehensive
   income (loss)                           $        405                $      (1,075)                $      (226)
                                    ===================          ===================          ==================


       (the accompanying notes are an integral part of these consolidated financial statements)

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


1.    DESCRIPTION OF THE BUSINESS

      IMAX Corporation provides a wide range of products and services to the network of IMAX theaters. The principal activities of the Company are:

         o the design, manufacture and marketing of proprietary projection and sound systems for IMAX theaters principally owned and operated by institutional and commercial customers located in 28 countries as of December 31, 2000;

         o the development, production, post-production and distribution of films shown in the IMAX theater network;

         o the operation of certain IMAX theaters located primarily in the United States;

         o the provision of other services to the IMAX theater network including designing and manufacturing IMAX camera equipment for rental to filmmakers and providing ongoing maintenance services for the IMAX projection and sound systems; and

         o the design, manufacture and marketing of digital projection systems following the acquisition of Digital Projection International on September 3, 1999.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could be materially different from these estimates. Significant accounting policies are summarized as follows:

(a)  BASIS OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries.

(b)  INVESTMENTS

     Investments in marketable debt and equity securities categorized as available-for-sale securities are carried at fair value with unrealized gains or losses included in other comprehensive income (loss). Investments in marketable debt securities categorized as held-to-maturity securities are carried at amortized cost. Investments in joint ventures are accounted for by the equity method of accounting under which consolidated net earnings include the Company's share of earnings or losses of the investees. A loss in value of an investment, which is other than a temporary decline, is recognized as a charge to consolidated net earnings.

(c)  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

(d)  INVENTORIES

     Inventories are carried at the lower of cost, determined on a first-in, first-out basis, and net realizable value. Finished goods and work-in-process include the cost of raw materials, direct labor and an applicable share of manufacturing overhead costs.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

(e)  FILM ASSETS

     Costs of producing films, including capitalized interest, and costs of acquiring film rights are recorded as film assets. The film assets are amortized using the individual-film forecast method as prescribed by AICPA Statement of Position 00-2, "Accounting by Producers or Distributors of Films" ("SOP 00-2") whereby film costs are amortized in the same ratio that current gross revenues bear to anticipated total future gross revenues. Estimates of anticipated total gross revenues are reviewed regularly by management and revised where necessary to reflect more current information.

     The recoverability of film costs is dependent upon commercial acceptance of the films. If events or circumstances indicate that the fair value of a film is less than the unamortized film costs, the film is written down to fair value by a charge to consolidated net earnings.

     Film exploitation costs, including advertising costs, are expensed as incurred.

(f)  FIXED ASSETS

     Fixed assets are stated at cost and are depreciated on a straight-line basis over their estimated useful lives as follows:

        Projection equipment                -   10 to 15 years
        Camera equipment                    -   5 to 10 years
        Buildings                           -   20 to 25 years
        Office and production equipment     -   3 to 5 years
        Leasehold improvements              -   Over the term of the
                                                  underlying leases

(g)  OTHER ASSETS

     Other assets include an investment in Mainframe Entertainment, Inc. ("Mainframe"), patents, trademarks and other intangibles, investments in equity-accounted investees, capitalized computer software, defined pension plan intangibles and deferred charges on debt financing.

     Patents, trademarks and other intangibles are recorded at cost and are amortized on a straight-line basis over estimated useful lives ranging from 10 to 13 years.

     Application development costs of computer software for internal use by the Company are capitalized. Amortization commences when the software is available for use, on a straight-line basis over their estimated useful lives ranging from 3 to 5 years.

     Costs of debt financing are deferred and amortized over the term of debt.

(h)  GOODWILL

     Goodwill represents the excess of the purchase price of acquired businesses over the fair value of net assets acquired. Goodwill is amortized on a straight-line basis over its estimated life ranging from 20 years to 25 years. The carrying value of goodwill is periodically reviewed by the Company and impairments are recognized in earnings when the undiscounted expected future operating cash flows derived from the acquired businesses are less than the carrying value.

(i)  DEFERRED REVENUE

     Deferred revenue comprises cash received under system contracts, film production contracts, film exhibition contracts and other contracts not yet recognized as revenue.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

(j)  INCOME TAXES

     Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period in which the change occurs. Investment tax credits are recognized as a reduction of income tax expense in the year the credit is earned.

(k)  REVENUE RECOGNITION

     SALES-TYPE LEASES OF THEATER SYSTEMS

     Theater system leases that transfer substantially all of the benefits and risks of ownership to customers are classified as sales-type leases as a result of meeting the criteria established by Statement of Financial Accounting Standards No. 13 ("FAS 13"). Lease payments include initial rentals, which are fixed in amount, and additional rentals, which are equal to the greater of a percentage of ongoing theater admissions revenue and a minimum annual amount. "Minimum lease payments" include the initial rentals and minimum additional rental amounts. Additional rentals in excess of minimum annual amounts are recognized as revenue when the contracted portion of theater admissions due to the Company reported by theater operators exceed the minimum amounts, provided that collection is reasonably assured.

     Cash installments of initial rents received in advance of the time at which installation is complete are recorded as deferred revenue. The associated costs of constructing the systems not yet recognized as revenue are included in inventories.

     As described in note 3, effective January 1, 2000, revenue associated with the present value of minimum lease payments is recognized when installation of the theater system is complete. Prior to January 1, 2000, the Company recognized such revenue at the time of delivery of the theater system.

     OPERATING LEASES OF THEATER SYSTEMS

     Leases that do not transfer substantially all of the benefits and risks of ownership to the customer are classified as operating leases. For these leases, minimum lease payments are recognized as revenue on a straight-line basis over the lease term. Additional rentals in excess of minimum annual amounts are recognized as revenue when the contracted portion of theater admissions due to the Company reported by theater operators exceed the minimum amounts, provided that collection is reasonably assured.

     SALES OF THEATER SYSTEMS

     Revenue from the sales of theater systems is recognized when all of the following criteria are met: persuasive evidence of an agreement exists; the price is fixed or determinable; title passes to the customer; installation of the system is complete; and collection is reasonably assured. Prior to January 1, 2000, the Company recognized such revenue on the same basis, except that the time of delivery was used instead of the time when installation was complete.

     SALE OF DIGITAL PROJECTION SYSTEMS

     Revenue from the sales of digital projection systems is recognized when all of the following criteria are met: persuasive evidence of an agreement exists; the price is fixed or determinable; the system is delivered; title passes to the customer; and collection is reasonably assured.

     MAINTENANCE AND OTHER SERVICES

     Maintenance revenues are recognized on a straight-line basis over the maintenance period. Revenues from post-production film services are recognized when the service has been completed. Revenues on camera rentals are recognized over the period the camera is used. Theater admission revenues are recognized on the date of the performance. Other service revenues are recognized when the services are performed.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

     FILM PRODUCTION AND DISTRIBUTION

     In accordance with SOP 00-2, the Company recognizes revenue from licensing of films when the film is complete and has been delivered, the license period has begun, the fee is fixed or determinable and collection is reasonably assured. Where the license fees are based on a share of the customer's revenue, and all other revenue recognition criteria mentioned in the preceding sentence are met, the Company recognizes revenue as the customer exhibits the film.

(l)  RESEARCH AND DEVELOPMENT

     Research and development expenditures are expensed as incurred.

(m)  FOREIGN CURRENCY TRANSLATION

     Monetary assets and liabilities of the Company's operations, which are denominated in currencies other than the functional currency, are translated into the functional currency at the exchange rates prevailing at the end of the period. Non-monetary items are translated at historical exchange rates. Revenue and expense transactions are translated at exchange rates prevalent at the transaction date. Such exchange gains and losses are included in the determination of net earnings in the period in which they arise. For foreign subsidiaries with functional currencies other than the U.S. dollar, all assets and liabilities are translated at the year end exchange rates and all revenue and expense items are translated at the average rate for the period, with exchange differences arising on translation accumulated in other comprehensive income (loss).

(n)  STOCK-BASED COMPENSATION

     The Company accounts for stock-based compensation under the intrinsic value method set out in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and its related interpretations and has made pro forma disclosures of net earnings and earnings per share in note 14 as if the methodology prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", had been adopted.

(o)  DEFINED PENSION PLAN

     Defined pension plan liabilities are recorded as the excess of the accumulated benefit obligation over the fair value of plan assets. Assumptions used in computing benefit obligations are regularly reviewed by management and adjusted to market conditions. Prior service costs resulting from plan inception or amendments are amortized over the expected future service of the employees while current service costs are expensed when earned.


3.   CHANGES IN ACCOUNTING POLICIES

(a) SEC STAFF ACCOUNTING BULLETIN NO. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS"

     In preparing its financial statements for the year ended December 31, 2000, the Company reviewed its revenue recognition accounting policies in the context of SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which is applicable for the Company's quarter ended December 31, 2000. In accordance with the interpretive guidance of SAB 101, the Company, effective January 1, 2000, recognizes revenue on theater systems, whether pursuant to sales-type leases or sales, at the time that installation is complete. Prior to January 1, 2000, the Company recognized revenue from sales-type leases and sales of theater systems at the time of delivery.

     The effect of applying this change in accounting principle is a fiscal 2000 non-cash charge of $54.5 million, net of income taxes of $33.4 million, or $1.83 per share, representing the cumulative impact on retained earnings as at December 31, 1999.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)

3.   CHANGE IN ACCOUNTING POLICIES - (CONTINUED)

     The following are pro forma amounts as if SAB 101 had been applied during all years presented:

                                                           2000                1999                   1998
                                                     ----------          ----------            -----------
     Revenue                                         $  219,472          $  166,617            $   144,437
     Earnings (loss) before extraordinary item       $  (31,837)         $    7,655            $   (15,487)
       Basic earnings (loss) per share               $    (1.07)         $     0.26            $     (0.56)
       Diluted earnings (loss) per share             $    (1.07)         $     0.25            $     (0.56)
     Net Earnings (loss)                             $  (31,837)         $    7,655            $   (17,582)
       Basic earnings (loss) per share               $    (1.07)         $     0.26            $     (0.63)
       Diluted earnings (loss) per share             $    (1.07)         $     0.25            $     (0.63)


(b) AICPA STATEMENT OF POSITION 00-2, "ACCOUNTING BY PRODUCERS OR DISTRIBUTORS OF FILMS"

     Effective January 1, 2000, the Company adopted SOP 00-2. Prior to January 1, 2000, revenues associated with the licensing of films were recognized in accordance with Statement of Financial Accounting Standard No. 53, "Financial Reporting by Producers and Distributors of Motion Picture Films" ("FAS 53") and exploitation costs were capitalized and amortized. As a result of adopting SOP 00-2, the Company has recorded a non-cash charge of $6.6 million, net of income taxes of $3.9 million, or $0.22 per share, to fiscal 2000 earnings, representing the cumulative impact on retained earnings as at December 31, 1999.



4.   ACQUISITIONS

(a) On September 3, 1999, the Company acquired all of the common and preferred shares of Digital Projection International, ("DPI") a designer and manufacturer of digital image delivery systems. The transaction has been accounted for as a purchase and the assets acquired and the liabilities assumed were recorded at their estimated fair market value. The purchase price of approximately $27.3 million was paid with approximately $25.5 million of cash and 100,000 shares of the Company, valued at approximately $1.8 million, to be issued to former shareholders of DPI over the next five years. In addition, the purchase price was subject to a valuation adjustment with the vendors to a maximum of an additional $1.5 million, for which funds were placed in escrow by the Company.

     The purchase price has been allocated to assets and liabilities acquired to record them at their estimated fair values at September 3, 1999 as follows:

         Cash                                                $    1,526
         Accounts receivable                                      3,867
         Inventory                                                6,654
         Fixed assets                                             3,056
         Other assets                                             4,000
         Accounts payable and accrued liabilities               (12,013)
         Deferred income tax                                      1,783
         Goodwill                                                18,377
                                                             -----------
                                                             $   27,250
                                                             ===========

     In 2000, the Company recorded an increase of $2.7 million to goodwill in finalizing the purchase allocation and the additional amounts arising under the escrow arrangements.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


4.   ACQUISITION - (CONTINUED)

(b) On October 1, 1999, the Company acquired the remaining 49% interest of Sonics Associates, Inc. ("Sonics"), not owned by the Company. Sonics is the provider of sound systems for the Company's theater systems. The purchase price of $12.7 million in cash was paid to Sonics management to acquire its minority interest which had a carrying value of $6.0 million and effecting an increase in goodwill of $6.7 million. The purchase agreement also provides for an additional earn out amount to be paid to the former shareholders over the period 2000 to 2004.

     The Company increased goodwill in 2000 by $295,000 to account for the guaranteed earn-out amount paid to the former shareholders. In 2000, no compensation costs were recognized for the earn-out.


5.   RATIONALIZATION OF MOTION SIMULATION AND ATTRACTIONS BUSINESS

     In 1998, the Company rationalized its motion simulation and attraction business and recorded costs and expenses of $13.3 million as follows: a) amortization of intangibles of $3.3 million for the write-off of the goodwill; b) costs and expenses of $1.4 million for the write-down of three participating joint venture operations, $3.7 million for the write-down of film assets, $768,000 for the write-down of inventory and $1.1 million for the write-down of fixed assets, and $950,000 for other liabilities; c) selling, general and administrative expense of $1.7 million related to a provision for doubtful accounts and $201,000 for severance. In addition, in 1999 the Company recorded a loss from equity-accounted investees of $543,000 for the write-down of the Company's interest in the joint venture and a deferred income tax asset valuation adjustment of $875,000.

     Included in loss from equity-accounted investees for 1998 is a charge of $4.2 million to write-down the Company's investment in the Forum Ride Associates joint venture.

     The Company has guaranteed up to $4.0 million of a term loan undertaken by the Forum Ride Associates joint venture. The term loan, which matures in January 2009, is collateralized by the assets of the joint venture. In 2000, the Company recorded a provision of $4.0 million representing the estimated funding required under its debt guarantee.


6.   LEASES

(a)  NET INVESTMENT IN LEASES

     The Company enters into sales-type leases, for which the customer makes initial rental payments and additional rental payments with contracted minimums, which are generally indexed with inflation. The Company's net investment in sales-type leases comprises:

                                                                                               2000             1999
                                                                                       ------------     ------------
     Gross minimum lease amounts receivable                                            $    174,124     $    211,838
     Accumulated allowance for uncollectible amounts                                         (6,813)            (302)
                                                                                       ------------     ------------
     Gross minimum lease amounts receivable, net of allowance                               167,311          211,536
     Residual value of equipment                                                              2,223            6,325
     Unearned finance income                                                                (92,441)         (80,856)
                                                                                       ------------     ------------
     Present value of net minimum lease amounts receivable                             $     77,093     $    137,005
                                                                                       ============     ============


 (b) RENTAL AMOUNTS

     Revenue includes annual rental amounts comprised of the following:


                                                                         2000             1999            1998
                                                               --------------   --------------   -------------
   Minimum rental amounts on operating leases                  $          879   $          875   $         910
   Additional rentals in excess of minimum amounts, on
     operating and sales-type leases                                    4,611            5,646           4,100
   Finance income on sales-type leases                                  6,607            5,228           5,144
                                                               --------------   --------------   -------------
                                                               $       12,097   $       11,749   $      10,154
                                                               ==============   ==============   =============

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


6.   LEASES - (CONTINUED)

     The estimated amount of gross minimum rental amounts receivable from operating and sales-type leases at December 31, 2000, for each of the next five years is as follows:

                    2001                                        $   11,765
                    2002                                            12,984
                    2003                                            12,891
                    2004                                            13,019
                    2005                                            11,805
                    Thereafter                                     114,750
                                                                ----------
                                                                $  177,214
                                                                ==========

(C)  PROVISION FOR UNCOLLECTIBLE AMOUNTS

     Included in selling, general and administrative expenses for 2000 is a provision for uncollectible amounts of $11.5 million (1999 - $nil, 1998
     - $nil) for net investment in leases and related accounts receivable.


7.   INVENTORIES

                                                        2000               1999
                                             ---------------    ---------------
     Raw materials                           $        16,037    $        16,831
     Work-in-process                                  11,963             11,974
     Finished goods                                   41,910              2,336
                                             ---------------    ---------------
                                             $        69,910    $        31,141
                                             ===============    ===============

     Finished goods at December 31, 2000 include $29.6 million in theater systems delivered to customers where installation was not complete.


8.   FILM ASSETS

                                                        2000               1999
                                             ---------------    ---------------
     Completed and released films, net of
       accumulated amortization              $        12,884    $        27,775
     Development costs                                 1,452              2,301
     Films in production                              15,413              8,377
                                             ---------------    ---------------
                                             $        29,749    $        38,453
                                             ===============    ===============


     Included in costs and expenses for 2000 and 1998 are charges of $8.6 million and $22.7 million, respectively, to reflect write-downs of unamortized film costs.

     Included in net loss for 2000 is a pre-tax charge of $10.5 million as a result of the Company's adoption of SOP 00-2 (see note 3).

     The percentage of unamortized film costs for released films that the Company expects to amortize within three years from December 31, 2000 amounts to 95%. The amount of accrued participation liabilities that the Company expects to pay during 2001 is $979,000.

     Film assets include $843,000 of interest capitalized in 2000 (1999 - $204,000; 1998 - $nil).

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)



9.   FIXED ASSETS

                                                                                    2000
                                                      -------------------------------------------------------------
                                                                                  ACCUMULATED                   NET
                                                                   COST          DEPRECIATION            BOOK VALUE
                                                      -----------------     -----------------     -----------------
     Equipment leased or held for use
         Projection equipment                         $          44,375      $         12,547     $          31,828
         Camera equipment                                        10,447                 7,388                 3,059
                                                      -----------------     -----------------     -----------------
                                                                 54,822                19,935                34,887
                                                      -----------------     -----------------     -----------------
     Assets under construction                                    3,936                    -                  3,936
                                                      -----------------     -----------------     -----------------

     Other fixed assets
         Land                                                     1,949                    -                  1,949
         Buildings                                               16,653                 3,571                13,082
         Office and production equipment                         34,863                22,163                12,700
         Leasehold improvements                                  32,116                 8,791                23,325
                                                      -----------------     -----------------     -----------------
                                                                 85,581                34,525                51,056
                                                      -----------------     -----------------     -----------------
                                                      $         144,339     $          54,460     $          89,879
                                                      =================     =================     =================


                                                                                    1999
                                                      -------------------------------------------------------------
                                                                                  ACCUMULATED                   NET
                                                                   COST          DEPRECIATION            BOOK VALUE
                                                      -----------------     -----------------     -----------------
     Equipment leased or held for use
         Projection equipment                         $          21,085      $         10,313     $          10,772
         Camera equipment                                        13,760                 3,749                10,011
                                                      -----------------     -----------------     -----------------
                                                                 34,845                14,062                20,783
                                                      -----------------     -----------------     -----------------
     Assets under construction                                    5,638                    -                  5,638
                                                      -----------------     -----------------     -----------------

     Other fixed assets
         Land                                                     2,431                    -                  2,431
         Buildings                                               16,536                 2,949                13,587
         Office and production equipment                         27,271                15,487                11,784
         Leasehold improvements                                  13,610                   936                12,674
                                                      -----------------     -----------------     -----------------
                                                                 59,848                19,372                40,476
                                                      -----------------     -----------------     -----------------
                                                      $         100,331     $          33,434     $          66,897
                                                      =================     =================     =================

     Fixed assets include $550,000 of interest capitalized in 2000 (1999
     - $550,000, 1998 - $nil).

     Included in costs and expenses for 2000 is an impairment provision of $2.6 million on camera equipment. The impairment results from technological developments and declining rental revenues. The camera equipment was written down to the discounted expected future cash flows from rentals. In 2000, the Company has also recognized in costs and expenses an impairment provision of $8.6 million on fixed assets used in certain under-performing owned and operated theaters. These fixed assets were written down to estimated fair value based on the discounted expected future cash flows of the theaters.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


10.  OTHER ASSETS

                                                                                                2000             1999
                                                                                     ---------------  ---------------
     Investment in Mainframe Entertainment, Inc.                                     $         7,679  $        10,732
     Patents, trademarks and other intangibles                                                 6,479            5,872
     Investments in equity-accounted investees                                                 1,462            1,797
     Computer software                                                                         1,135            1,353
     Deferred charges on debt financing                                                        4,717            5,930
     Pension asset, representing unrecognized prior service costs                              8,489               -
     Other assets                                                                              2,898            2,548
                                                                                     ---------------  ---------------
                                                                                     $        32,859  $        28,232
                                                                                     ===============  ===============

     The investment in Mainframe consists of a 19% investment in common shares and an investment in 6% convertible debentures maturing June 1, 2004.

     Included in net loss for 2000 is a charge of $3.1 million to reflect a write-down for the impairment of the common share investment in Mainframe and a charge of $1.0 million to reflect a write-down of other investments.


11.  SENIOR NOTES DUE 2005

     In December, 1998, the Company issued $200 million of Senior Notes due December 1, 2005 bearing interest at 7.875% per annum with interest payable in arrears on June 1 and December 1 of each year, commencing June 1, 1999. The 7.875% Senior Notes are the senior unsecured obligation of the Company, ranking pari passu in right of payment to all existing and future senior unsecured and unsubordinated indebtedness of the Company and senior in right of payment to any subordinated indebtedness of the Company.

     The 7.875% Senior Notes Indenture contains covenants that, among other things, limit the ability of the Company to incur additional indebtedness, pay dividends or make other distributions, make certain investments, create certain liens, engage in certain transactions with affiliates, engage in sale and leaseback transactions, engage in mergers, consolidations or the transfer of all or substantially all of the assets of the Company. The 7.875% Senior Notes are subject to redemption by the Company, in whole or in part, at any time on or after December 1, 2002, at redemption prices expressed as percentages of the principal amount for each 12-month period commencing December 1 of the years indicated: 2002 - 103.938%, 2003 - 101.969%, 2004 and thereafter - 100.000% together with interest accrued thereon to the redemption date. Until December 1, 2001, up to 35% of the aggregate principal amount of the Senior Notes may be redeemed by the Company using the net proceeds of a public offering of common shares of the Company or certain other equity placements, at a redemption price of 107.875%, together with accrued interest thereon. The Company may also redeem the Senior Notes, in whole or in part, at any time prior to December 1, 2002, at a redemption price equal to 100% of the principal amount plus a "make-whole premium" calculated in reference to the redemption price on the first date that the Senior Notes may be redeemed by the Company plus accrued interest to, but excluding, the redemption date. If certain changes result in the imposition of withholding taxes under Canadian law, the 7.875% Senior Notes are subject to redemption at the option of the Company, in whole but not in part, at a redemption price of 100% of the principal amount thereof plus accrued interest to the date of redemption. In the event of a change in control, holders of the Senior Notes may require the Company to repurchase all or part of the Senior Notes at a price equal to 101% of the principal amount thereof plus accrued interest to the date of repurchase.

     Interest expense on the 7.875% Senior Notes amounted to $15.8 million in 2000 (1999 - $15.8 million, 1998 - $1.2 million).

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


12.  SENIOR NOTES DUE 2001

     In 1998, the Company redeemed its 10% Senior Notes due 2001 for cash of $67.8 million, which resulted in an extraordinary pre-tax loss of $3.7 million. Interest expense on the 10% Senior Notes amounted to $6.7 million in 1998.


13.  CONVERTIBLE SUBORDINATED NOTES

     In April 1996, the Company issued $100 million of Convertible Subordinated Notes due April 1, 2003 bearing interest at 5.75% payable in arrears on April 1 and October 1. The Subordinated Notes, subordinate to present and future senior indebtedness of the Company, are convertible into common shares of the Company at the option of the holder at a conversion price of $21.406 per share (equivalent to a conversion rate of 46.7154 shares per $1,000 principal amount of Subordinated Notes) at any time prior to maturity.

     The Subordinated Notes are redeemable at the option of the Company on or after April 1, 1999 at redemption prices expressed as percentages of the principal amount (2001 - 101.643%, 2002 - 100.821%) plus accrued interest. The Subordinated Notes may only be redeemed by the Company between April 1, 1999 and April 1, 2001 if the last reported market price of the Company's common shares is equal to or greater than $30 per share for any 20 of the 30 consecutive trading days prior to the notice of redemption. The Subordinated Notes may be redeemed at any time on or after April 1, 2001 without limitation.

     Interest expense related to the Convertible Subordinated Notes was $5.8 million in each of the years ended December 31, 2000, 1999 and 1998.


14.  CAPITAL STOCK

(a)  AUTHORIZED

     The authorized capital of the Company consists of an unlimited number of common shares and an unlimited number of Class C preferred shares issuable in two series.

     The following is a summary of the rights, privileges, restrictions and conditions of each of the classes of shares.

     REDEEMABLE CLASS C PREFERRED SHARES, SERIES 1

     The holders of Class C Series 1 preferred shares are entitled to a cumulative dividend at the rate of 7% to 10% per annum under certain conditions on the issue price of Canadian $100 per share.

     Except as otherwise required by law, the holders of Class C Series 1 preferred shares are not entitled to vote at any meeting of the shareholders.

     Notice of redemption for all outstanding Class C Series 1 preferred shares was delivered on December 29, 1998 and all outstanding shares were redeemed on January 21, 1999.

     REDEEMABLE CLASS C PREFERRED SHARES, SERIES 2

     The Class C Series 1 preferred shares may be converted at any time in whole upon a resolution of the directors of the Company into the same number of Class C Series 2 preferred shares. The terms of the Series 2 shares shall be identical to the Class C Series 1 shares except that the holders of Class C Series 2 shares will be entitled to such number of votes as the directors determine subject to a maximum of six percent of the votes attaching to all voting shares of the Company outstanding immediately following the conversion.

     COMMON SHARES

     The holders of common shares are entitled to receive dividends if, as and when declared by the directors of the Company, subject to the rights of the holders of any other class of shares of the Company entitled to receive dividends in priority to the common shares.

     The holders of the common shares are entitled to one vote for each common share held at all meetings of the shareholders.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


14.  CAPITAL STOCK- (CONTINUED)


(b)  CHANGES DURING THE PERIOD

     In 2000, the Company issued 281,300 common shares pursuant to the exercise of stock options for cash proceeds of $1.4 million, 10,658 common shares with a value of $189,000 related to the DPI acquisition (see note 4) and 1,668 common shares under the terms of an employment contract with an ascribed value of $28,000.

     In 1999, the Company issued 277,838 common shares pursuant to the exercise of stock options for cash proceeds of $2.2 million and 1,666 common shares were issued under the terms of an employment contract with an ascribed value of $28,000.

     In 1998, the Company issued 361,300 common shares pursuant to the exercise of stock options for cash proceeds of $2.6 million and 1,666 common shares were issued under the terms of an employment contract with an ascribed value of $27,000.

 (c) SHARES HELD BY A SUBSIDIARY

     Issued common shares held by a subsidiary of the Company amounted to nil at December 31, 2000 (1999 - 148,000, 1998 - 213,000). During 2000,
     148,000 (1999 - 65,000, 1998 - nil) common shares held by this subsidiary were sold to a former employee of the Company in connection with the exercise of a stock option grant for cash proceeds of $32,000 (1999 - $14,000, 1998 - $nil).

(d)  STOCK OPTIONS

     The Company has reserved a total of 8,522,550 common shares for future issuance as follows:

     (i) 166,744 common shares have been reserved for issuance pursuant to stock options granted to a former officer of the Company, at an exercise price equivalent to Canadian $0.32 per share and expire on September 1, 2002. These options are fully vested.

     (ii) 15,008 common shares have been reserved for issuance pursuant to stock options granted at an exercise price equivalent to Canadian $1.59 per share, which options are fully vested and expire on April 8, 2004.

     (iii) 8,340,798 common shares remain reserved for issuance under the Stock Option Plan, of which options in respect of 8,071,072 common shares are outstanding at December 31, 2000. The options granted under the Stock Option Plan generally vest over a five-year period and expire 10 years from the date granted. At December 31, 2000, options in respect of 3,269,728 common shares were vested and exercisable.

                                                                                              WEIGHTED
                                                                                     AVERAGE EXERCISE PRICE PER
                                                         NUMBER OF SHARES                      SHARE
                                              ----------------------------------   -------------------------------
                                                    2000        1999        1998        2000       1999       1998
                                              ----------  ----------  ----------   ---------  ---------  ---------
     Options outstanding, beginning of year    5,157,400   3,327,300   2,005,600   $   20.18  $   19.38  $   14.55
     Granted                                   3,224,972   2,225,000   1,815,500       24.25      20.32      22.58
     Exercised                                  (131,300)   (201,638)   (335,900)       9.06      10.82       7.14
     Forfeited                                  (180,000)   (193,262)   (157,900)      26.17      18.09      19.56
                                              ----------  ----------  ----------
     Options outstanding, end of year          8,071,072   5,157,400   3,327,300       21.91      20.18      19.38
                                              ==========  ==========  ==========

     The following table summarizes certain information in respect of options outstanding under the Stock Option Plan as at December 31, 2000:


                                           NUMBER OF SHARES
                              ----------------------------------------
        RANGE OF EXERCISE                                                    AVERAGE EXERCISE     AVERAGE REMAINING
        PRICES PER SHARE           OUTSTANDING             VESTED            PRICE PER SHARE             TERM
     --------------------     ------------------    -----------------        ----------------     -----------------
     $    5.00 - $   9.99                271,300              249,300         $      6.56              4 1/2 Years
     $   10.00 - $  14.99                 46,000               32,000               11.82              5     Years
     $   15.00 - $  19.99              1,385,100            1,187,300               17.55              8     Years
     $   20.00 - $  24.99              4,605,872            1,519,028               22.28              8 1/2 Years
     $   25.00 - $  28.99              1,762,800              282,100               27.00              9     Years
                              ------------------    -----------------
      Total                            8,071,072            3,269,728               21.91              8 1/2 Years
                              ==================    =================

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


14.  CAPITAL STOCK - (CONTINUED)

 (e) EARNINGS PER SHARE

                                                                              2000                1999                1998
                                                                      ------------       -------------         ------------
     Net earnings (loss) applicable to common shareholders:
     Earnings (loss) before extraordinary loss and cumulative
       effect of changes in accounting principles                     $    (31,837)      $      25,233         $      3,895
     Less: accrual of preferred dividends                                        -                   -                 (171)
           accretion of discount of preferred shares                             -                   -                 (183)
           premium paid on early redemption of preferred shares                  -                   -                 (652)

                                                                      ------------       -------------         ------------
                                                                           (31,837)             25,233                2,889
                                                                      ============       =============         ============
     Extraordinary loss on the early redemption of debt,
       net of income tax benefit of $1,588                                       -                   -               (2,095)
     Cumulative effect of changes in accounting principles,
       net of income tax benefit of $37,286                                (61,110)                  -                    -
                                                                      ------------       -------------         ------------
                                                                      $    (92,947)      $      25,233          $       794
                                                                      ============       =============         ============
     Weighted average number of common shares:
     Issued and outstanding at beginning of year                        29,757,888          29,478,384           29,115,418
     Weighted average number of shares
       issued in the year                                                  116,227             137,404              165,175
                                                                      ------------       -------------         ------------
     Weighted average number of shares used in computing
       basic earnings (loss) per share                                  29,874,115          29,615,788           29,280,593
     Assumed exercise of stock options, net of
       shares assumed                                                            -             897,590            1,192,975
     Assumed conversion of Convertible Subordinated
       Notes                                                                     -           1,167,855                    -
                                                                      ------------       -------------         ------------
     Weighted average number of shares used in computing
       diluted earnings (loss) per share                                29,874,115          31,681,233           30,473,568
                                                                      ============       =============         ============

     The calculation of diluted loss per share for 2000 excludes options to purchase common shares of stock which were outstanding during 2000, and common shares issuable upon conversion of the Convertible Subordinated Notes.

     If the methodology prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", had been adopted by the Company, pro forma results would have been as follows:

                                                                              2000                1999                 1998
                                                                      ------------       -------------         ------------
     Net earnings (loss)                                                 $ (99,314)           $ 20,362             $ (2,828)
     Earnings (loss) per share:
        Basic                                                            $   (3.32)           $   0.69             $  (0.13)
        Diluted                                                          $   (3.32)           $   0.64             $  (0.13)

     The weighted average fair value of common share options granted in 2000 at the time of grant is $24,108,000 (1999 - $14,672,000, 1998 - $11,707,000).
     The fair value of common share options granted is estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions: dividend yield of 0%, a risk free interest rate of 6% (1999 - 6%, 1998 - 5%), expected life of five years and expected volatility of 40% through October 12, 2000 and 200% thereafter due to the significant fluctuations in the stock price.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


15.  COMMITMENTS

(a) Total minimum annual rental payments under operating leases for premises are as follows:

                      2001                                $  5,988
                      2002                                   5,765
                      2003                                   5,614
                      2004                                   5,368
                      2005                                   2,743
                      Thereafter                            17,924
                                                          --------
                                                          $ 43,402
                                                          ========

     Rent expense was $5.5 million for 2000 (1999 - $2.9 million, 1998 - $1.5 million).

(b) The Company is party to an agreement with the Toronto-Dominion Bank with respect to a working capital facility. The Bank has made available to the Company a revolving loan in an aggregate amount up to Canadian $10 million or its U.S. dollar equivalent. Loans made under the working capital facility bear interest at the prime rate of interest per annum for Canadian dollar denominated loans and, for U.S. dollar denominated loans, at the U.S. base rate of interest established by the Bank. These loans are repayable upon demand. At December 31, 2000, the Company had Canadian $9.4 million or its U.S. dollar equivalent in letters of credit outstanding and Canadian $580,000 or the equivalent U.S. dollars available for use under this facility. No commitment fees are payable on this facility.

     The Company's primary operating headquarters is subject to a collateral charge in favor of The Toronto-Dominion Bank in connection with the working capital facility.

16.  INCOME TAXES

(a) Earnings (loss) before income taxes and minority interest by tax jurisdiction comprise the following:

                                                                2000                 1999               1998
                                                           ---------             --------           --------
     Canada                                                $ (31,884)            $ 36,774           $ 16,481
     United States                                            (8,008)               6,693             (5,439)
     Japan                                                       338                  498              1,475
     Other                                                    (5,521)                (990)             3,083
                                                           ---------             --------           --------
                                                           $ (45,075)            $ 42,975           $ 15,600
                                                           =========             ========           ========

 (b) The recovery of (provision for) income taxes related to income before extraordinary item and cumulative changes in accounting principles comprises the following:

                                                                2000                 1999               1998
                                                           ---------             --------           --------
     Current:
       Canada                                              $   8,167           $ (38,719)           $ (1,647)
       Foreign                                                  (229)             (2,065)             (2,600)
                                                           ---------             --------           --------
                                                               7,938             (40,784)             (4,247)
                                                           ---------             --------           --------
     Deferred:
       Canada                                                  1,915              24,874              (6,944)
       Foreign                                                 3,385                (625)              1,381
                                                           ---------            --------            --------
                                                               5,300              24,249              (5,563)
                                                           ---------            --------            --------
                                                           $  13,238           $ (16,535)           $ (9,810)
                                                           =========            ========            ========

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)

16.  INCOME TAXES - (CONTINUED)

 (c) The recovery of (provision for) income taxes before extraordinary item and cumulative changes in accounting principles differs from the amount that would have resulted by applying the combined Canadian federal and Ontario provincial statutory income tax rates (43.95%) to earnings as described below:

                                                                            2000            1999              1998
                                                                       ---------       ---------          --------
     Income tax recovery (expense) at combined statutory rates          $ 19,810       $ (19,175)         $ (6,961)
     (Decrease) increase resulting from:
         Non-deductible expenses, including amortization
           of goodwill                                                    (3,800)         (1,901)           (2,727)
         Manufacturing and processing credits deduction                   (2,841)          3,832               159
         Large corporations tax                                             (405)           (404)             (235)
         Income tax at different rates in foreign and other
            provincial jurisdictions                                        (653)            684              (266)
         Investment tax credits and other                                  1,127             429               220
                                                                        --------       ---------          --------
     Recovery of (provision for) income taxes as reported               $ 13,238       $ (16,535)         $ (9,810)
                                                                        ========       =========          ========


 (d) The deferred income tax asset (liability) consists of:

                                                                                        2000              1999
                                                                                   ---------         ---------
     Net operating loss carryforwards                                              $   4,672          $  2,021
     Investment tax credit carryforwards                                               1,353             1,977
     Write-downs of other assets                                                       2,590             1,688
     Excess book over tax depreciation and amortization of fixed assets               43,400            47,474
     Other                                                                             5,635             2,624
                                                                                    --------          --------
     Total deferred tax assets                                                        57,650            55,784
     Valuation allowance                                                              (4,265)           (2,927)
                                                                                    --------          --------
                                                                                      53,385            52,857
                                                                                    --------          --------
     Income recognition on net investment in leases                                   (7,040)          (47,944)
                                                                                    --------          --------
     Total deferred tax liabilities                                                   (7,040)          (47,944)
                                                                                    --------          --------
     Net deferred tax asset                                                         $ 46,345          $  4,913
                                                                                    ========          ========


     Net operating loss carryforwards amounting to $11.5 million can be carried forward to reduce taxable income through to 2015. Investment tax credits of $1.4 million can be carried forward to reduce income taxes payable through to 2010.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)

17.  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             2000            1999           1998
                                                                        ---------       ---------      ---------
(a) Changes in operating assets and liabilities were as follows:
    Decrease (increase) in:
      Accounts receivable                                               $   9,115       $  (7,904)     $  (2,363)
      Net investment in leases                                             (9,258)        (34,097)       (40,900)
      Inventories                                                         (16,997)         (5,671)         2,476
      Prepaid expenses                                                     (1,939)          1,145         (1,635)
      Film assets                                                         (19,665)        (18,051)       (21,192)

    Increase (decrease) in:
      Accounts payable                                                      4,889           3,458          2,969
      Accrued liabilities                                                   8,469          (5,338)         5,933
      Deferred revenue                                                     (8,553)          3,079         (5,618)
      Income taxes payable                                                (42,585)         32,796           (187)
                                                                        ---------       ---------      ---------
                                                                        $ (76,524)      $ (30,583)     $ (60,517)
                                                                        =========       =========      =========

(b) Cash payments made during the year on account of:
    Income taxes                                                        $  33,613       $   7,464      $   4,106
                                                                        =========       =========      =========

    Interest                                                            $  21,500       $  21,369      $  14,597
                                                                        =========       =========      =========

(c) Depreciation, amortization and write-downs are in respect of the following:
    Film assets                                                         $  17,948       $  13,595      $  28,478
    Fixed assets                                                           22,283           5,443          8,459
    Goodwill and intangibles                                                4,202           2,585          5,948
    Deferred financing costs                                                1,213           1,219            935
    Other                                                                   4,982           2,268          1,595
                                                                        ---------       ---------      ---------
                                                                        $  50,628       $  25,110      $  45,415
                                                                        =========       =========      =========

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


18.  SEGMENTED AND OTHER INFORMATION

     The Company has four reportable segments: IMAX systems, digital projection systems, films and other. The IMAX systems segment designs, manufactures, sells or leases and maintains IMAX theater projection systems. The digital projection systems segment designs, manufactures and sells digital projectors to the staging, rental and display advertising sector. The film segment produces and distributes films, and performs film post-production. The other segment includes camera rentals and theater operations. The accounting policies of the segments are the same as those described in note
     2. Segment performance is evaluated based on gross margin less selling, general and administrative expenses, research and development expenses, amortization and loss from equity-accounted investees. Inter-segment transactions are not significant.

(a)   OPERATING SEGMENTS

                                                                               2000             1999           1998
                                                                        -----------     ------------   ------------
     REVENUE
     IMAX systems                                                       $    113,226    $    126,826   $    140,874
     Digital projection systems                                               46,356          10,999              -
     Films                                                                    41,711          47,227         30,824
     Other                                                                    18,179          18,783         18,657
                                                                        ------------    ------------   ------------
     Total                                                              $    219,472    $    203,835   $    190,355
                                                                        ============    ============   ============

     EARNINGS (LOSS) FROM OPERATIONS
     IMAX systems                                                       $     38,660    $     70,403   $     78,145
     Digital projection systems                                               (2,886)           (562)             -
     Films                                                                   (13,734)            244        (16,458)
     Other                                                                   (23,321)         (1,979)       (18,053)
     Corporate overhead                                                      (19,936)        (14,232)       (19,296)
                                                                        -------------   -------------  ------------
     Total                                                              $    (21,217)   $     53,874   $     24,338
                                                                        =============   ============   ============

     DEPRECIATION, AMORTIZATION AND WRITE-DOWNS
     IMAX systems                                                       $      8,187    $      5,741   $      7,572
     Digital projection systems                                                2,088             464              -
     Films                                                                    19,810          14,044         28,646
     Other and corporate                                                      20,543           4,861          9,197
                                                                        ------------    ------------   ------------
     Total                                                              $     50,628    $     25,110   $     45,415
                                                                        ============    ============   ============
     PURCHASE OF FIXED ASSETS
     IMAX systems                                                       $      3,600    $      9,934   $      4,547
     Digital projection systems                                                1,139             111              -
     Films                                                                    15,147           5,778            194
     Other                                                                     8,896           6,885          9,280
                                                                        ------------    ------------   ------------
     Total                                                              $     28,782    $     22,708   $     14,021
                                                                        ============    ============   ============


     ASSETS
     IMAX systems                                                       $    222,119    $    254,940   $    204,349
     Digital projection systems                                               55,852          40,678              -
     Films                                                                    68,609          65,149         49,048
     Other                                                                    38,262          47,099         26,092
     Corporate                                                               107,258         130,371        210,602
                                                                        ------------    ------------   ------------
     Total                                                              $    492,100    $    538,237   $    490,091
                                                                        ============    ============   ============

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


(b)  GEOGRAPHIC INFORMATION

     Theater system revenue, maintenance, film distribution and film post-production revenue by geographic area are based on the location of the theater, while the location of the customer determines the geographic allocation of other revenue:

     REVENUE

                                                                                2000            1999           1998
                                                                        ------------    ------------   ------------
     Canada                                                             $      8,454    $     15,289   $     22,037
     United States                                                           113,692         106,469         79,494
     Europe                                                                   54,397          37,624         45,680
     Japan                                                                     5,814          11,144         12,454
     Rest of World                                                            37,115          33,309         30,690
                                                                        ------------    ------------   ------------
     Total                                                              $    219,472    $    203,835   $    190,355
                                                                        ============    ============   ============

     LONG-LIVED ASSETS

                                                                                2000            1999           1998
                                                                        ------------    ------------   ------------
     Canada                                                             $    163,582    $    175,990   $    134,740
     United States                                                            94,385          83,469         49,888
     Europe                                                                   51,039          63,405         30,012
     Japan                                                                     5,059           4,344          4,820
     Rest of World                                                            12,545          16,998         10,727
                                                                        ------------    ------------   ------------
     Total                                                              $    326,610    $    344,206   $    230,187
                                                                        ============    ============   ============


(c)  REVENUE AND COSTS AND EXPENSES

                                                                                2000            1999           1998
                                                                        ------------    ------------   ------------
     Revenue:
       Products                                                         $    167,834    $    152,815   $    148,492
       Services                                                               51,638          51,020         41,863
                                                                        ------------    ------------   ------------
     Total revenue                                                      $    219,472    $    203,835   $    190,355
                                                                        ============    ============   ============
     Costs and expenses:
       Products                                                         $    102,512    $     66,540   $     74,461
       Services                                                               57,486          39,701         37,323
                                                                        ------------    ------------   ------------
     Total costs and expenses                                           $    159,998    $    106,241   $    111,784
                                                                        ============    ============   ============

     Product revenue includes sales and sales-type leases of theater systems, sales of digital projection systems, film distribution and other products. Service revenue includes operating leases, maintenance, post-production services, camera rentals, theater operations and other services.


19.  FINANCIAL INSTRUMENTS

     From time to time the Company engages in hedging activities to reduce the impact of fluctuations in foreign currencies on its profitability and cash flow.

     The Company has entered into forward exchange contracts at December 31, 2000 to hedge the conversion of $20 million into Canadian dollars at an average exchange rate of Canadian $1.48 per U.S. dollar. The Company has also entered into foreign currency swap transactions to hedge minimum lease payments receivable under sales-type lease contracts denominated in Japanese Yen and French Francs. These swap transactions fix the foreign exchange rates on conversion of 79 million Yen at 98 Yen per U.S. dollar through September 2004 and on 11.4 million Francs at 5.1 Francs per U.S. dollar through September 2005. These forward contracts are accounted for as hedges of identifiable foreign currency commitments.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


19.  FINANCIAL INSTRUMENTS - (CONTINUED)

     The Company entered into an interest rate swap transaction in May 1999 for a term commencing June 1, 1999 and terminating on December 1, 2002. The Company has agreed to pay a floating rate of LIBOR plus 1.49% to June 1, 2000 and LIBOR plus 2.09% for the remainder of the term and the counterparty has agreed to pay a fixed rate of 7.875% on notional principal of $65 million. The floating rate is revised every 1st of December, March, June and September. The Company adjusts interest expense over each three-month period for the net amount it is to receive from or pay to the counterparty. The Company sold its entire position in the swap to a third party on January 10, 2001 for net proceeds of $190,000.

     The carrying values of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values due to the short-term maturity of these instruments. The Company's other financial instruments at December 31, 2000 are summarized as follows:


                                                                       2000                            1999
                                                             ------------------------        ------------------------
                                                              CARRYING       ESTIMATED        CARRYING      ESTIMATED
                                                                AMOUNT      FAIR VALUE          AMOUNT     FAIR VALUE
                                                             ---------      ----------       ---------     ----------

     Investments in Mainframe                                $   7,679      $    7,679        $ 10,732       $ 10,732
     Investments in marketable debt securities                   7,529           7,529          89,032         88,654
     Senior Notes                                              200,000         110,000         200,000        186,500
     Convertible Subordinated Notes                            100,000          38,500         100,000        132,940
     Foreign currency contracts                                    731             363             636            754
     Interest rate swap contracts                                    -            (209)              -         (1,855)


     Investments include marketable debt securities for which fair value has been based on quoted market prices or dealer quotes. The fair values of the Company's Senior Notes and Convertible Subordinated Notes are estimated based on quoted market prices for the Company's debt. The fair value of foreign currency contracts held for hedging purposes represents the estimated amount the Company would receive upon termination of the agreements, taking into consideration current exchange rates and the credit worthiness of the counterparties. The fair value of the interest rate swap contracts represents the estimated amount the Company would pay to the counterparty to terminate the agreement, taking into account the interest rate at year end.

     Financial instruments consist primarily of cash, cash equivalents and those which potentially subject the Company to credit risk such as investments in marketable debt securities, accounts receivable and financial instruments used for hedging purposes. The Company maintains cash and cash equivalents with various major financial institutions. Cash equivalents and investments in marketable debt securities include investments in commercial paper of companies with high credit rating and investment in money market securities. The credit risk associated with financial instruments held for hedging purposes would be limited to all unrealized gains on contracts based on current market prices. The Company believes that dealing with highly rated institutions has minimized this credit risk.

     A substantial proportion of the Company's revenues are generated from customers in the commercial exhibition industry, which experienced significant deterioration in financial condition in 2000. To minimize its credit risk in this area, the Company retains title to underlying theater systems leased, performs initial and ongoing credit evaluations of its customers and makes ongoing provisions for its estimate of potentially uncollectible amounts.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)


20.  EMPLOYEE PENSION PLANS

(a)  DEFINED BENEFIT PLAN

     On July 12, 2000, the Company established a defined benefit pension plan covering its two Co-Chief Executive Officers. The plan provides for a lifetime retirement benefit from age 55 determined as 75% of the member's best average 60 consecutive months of earnings during the 120 months preceding retirement. Once benefit payments begin, the benefit is indexed annually to the cost of living and further provides for 100% continuance for life to the surviving spouse. The benefits are 50% vested as at July 12, 2000, the plan initiation date. The vesting percentage increases on a straight-line basis from inception until age 55. The vesting percentage of a member whose employment terminates other than by voluntary retirement shall be 100%. Also, upon the occurrence of a change in control prior to termination of a member's employment, the vesting percentage shall become 100%. The following assumptions were used in determining the funded status of the Company's defined benefit pension plan:

                                                                            2000
                                                                            ----
     Discount rate                                                          7.0%
     Rate of increase in compensation levels                                1.5%

     The amounts accrued at December 31, since the plan initiation date of July 12, 2000, included the following components:

                                                                            2000
                                                                        --------
     Change in projected benefit obligation:
       Obligation arising on initiation of plan                         $ 11,321
       Service cost                                                          831
       Interest cost                                                         411
       Actuarial gain                                                       (968)
                                                                        --------
       Obligation at end of year                                        $ 11,595
                                                                        ========
     Funded status:
       Obligation at end of year                                        $ 11,595
       Unrecognized prior service cost                                   (10,622)
       Unrecognized actuarial gain                                           968
                                                                        --------
       Accrued pension liability                                        $  1,941
                                                                        ========

     In addition, included in accrued liabilities at December 31, 2000 is a minimum pension liability of $8.5 million, representing unrecognized prior service costs.

     The following table provides disclosure of pension expense for the defined benefit plan for the year ended December 31:

                                                                            2000
                                                                         -------

     Service cost                                                        $   831
     Interest cost                                                           411
     Amortization of prior service cost                                      699
                                                                         -------
     Pension expense                                                     $ 1,941
                                                                         =======

     At the time the Company established the defined benefit pension plan, it also took out life insurance policies on the two Co-Chief Executive Officers, and the Company intends to use the proceeds of such insurance policies to satisfy, in whole or in part, the survival benefits due and payable under the plan, though there can be no assurance that the Company will elect to do so.

(b)  DEFINED CONTRIBUTION PLANS

     The Company also maintains defined contribution employee pension plans for its employees, including its executive officers. The Company makes contributions to these plans on behalf of employees in an amount equal to 5% of their base salary subject to certain prescribed maximums. During 2000, the Company contributed and expensed an aggregate of $591,000 to the Canadian plan and an aggregate of $416,000 to the Company's defined contribution employee pension plan under Section 401(k) of the U.S. Internal Revenue Code.

                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)

21.  CONTINGENCIES

 (a) In April 1994, Compagnie France Film Inc. filed a claim against the Company in the Superior Court in the District of Montreal, in the Province of Quebec, alleging breach of contract and bad faith in respect of an agreement which the plaintiff claims it entered into with the Company for the establishment of an IMAX theater in Quebec City, Quebec, Canada. The Company disputed these claims and the suit went to trial in January 1998. In a decision rendered in April 1998, the court dismissed the plaintiffs' claims with costs. In May 1998, the plaintiff appealed the decision to the Quebec Court of Appeal. The Company believes that the amount of the loss, if any, suffered in connection with a successful appeal by the plaintiff will not have a material impact on the financial position or results of operations of the Company, although no assurance can be given with respect to the ultimate outcome of this matter.

 (b) In January 2000, the Commission of the European Communities (the "Commission") informed the Company that Euromax, an association of European large screen cinema owners, had filed a complaint against the Company under EC competition rules. The complaint addressed a variety of alleged abuses, mainly relating to the degree of the control that the Company asserts over the projection systems it leases and the form and terms of the Company's agreements. No formal investigation has been initiated to date, and the Commission has limited itself to a request of IMAX to comment on the complaint and subsequent response. Should proceedings be initiated, it is expected that no decision would be rendered until the end of 2001 or 2002 at the earliest. Although the Commission has the power to impose fines of up to a maximum of 10% of Company revenue for breach of EC competition rules, the Company believes on the basis of currently available information and an initial review that such result would not be likely. The Company further believes that the allegations in the complaint are meritless and will accordingly defend the matter vigorously. The Company believes that the amount of the loss, if any, suffered in connection with this dispute would not have a material impact on the financial position or results of operations of the Company, although no assurance can be given with respect to the ultimate outcome of this litigation.

 (c) In April 2000, Themax Inc., a 33% owned investee of the Company, and certain of its shareholders (collectively "Themax") filed a claim against the Company in the Superior Court in the District of Longueuil, in the Province of Quebec, alleging breach of contract in respect of the IMAX System Lease agreement between IMAX Ltd. and Themax dated February 5, 1996 as well as a claim for damages suffered as a result of IMAX Ltd.'s alleged failure to adequately manage the Brossard Theater during its tenure as manager. Themax claimed damages representing a return of the original investment by Themax as well as lost profits and costs. The Company believes that the allegations made by Themax are entirely without merit and has and will accordingly defend the matter vigorously. The Company believes that the amount of loss, if any, suffered in connection with this lawsuit would not have a material impact on the financial position or results of operations of the Company, although no assurance can be given with respect to the ultimate outcome for any such litigation.

 (d) In June 2000, a complaint was filed against the Company and a third party by Mandalay Resort Group f/k/a Circus Circus Enterprises, Inc., alleging breach of contract and express warranty, fraud and misrepresentation in connection with the installation of certain motion simulation bases in Nevada. The complaint alleges damages in excess of $30,000. The Company believes that the allegations made against it in this complaint are meritless and will accordingly defend the matter vigorously. The Company further believes that the amount of loss, if any, suffered in connection with this lawsuit would not have a material impact on the financial position or results of operations of the Company, although no assurance can be given with respect to the ultimate outcome for any such litigation.

 (e) In addition to the litigation described above, the Company is currently involved in other litigation which, in the opinion of the Company's management, will not materially affect the Company's financial position or future operating results, although no assurance can be given with respect to the ultimate outcome for any such litigation.



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                                IMAX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   IN ACCORDANCE WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     (Tabular amounts in thousands of U.S. dollars unless otherwise stated)



22.  IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") and its subsequent amendments and interpretations will be adopted by the Company effective January 1, 2001. FAS 133 established accounting and reporting standards requiring that all derivative instruments be recorded in the balance sheet either as an asset or a liability at their fair values. The statement requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has decided not to account for the derivatives held at December 31, 2000 as hedges when it adopts FAS 133. As a result, the Company will record a transition loss of $210,000 in its consolidated statement of earnings for 2001 as a cumulative effect of a change in accounting principle. In addition, a transition amount of $158,000 is expected to be recorded as a charge to comprehensive loss.

23.  SUBSEQUENT EVENTS

     Subsequent to December 31, 2000, the Company approved a formal plan to rationalize its operations and reduce staffing levels. The Company anticipates it will record charges in 2001 in the approximate range of $15 to $20 million to provide for severances, exit costs and to write-down certain assets to be disposed of to net realizable value.

24.  FINANCIAL STATEMENT PRESENTATION

     Certain comparative balances have been reclassified to conform with the presentation adopted in the current year. The consolidated balance sheets for the years ended December 31, 2000 and 1999 are now presented on an unclassified basis in accordance with industry practice for companies with significant leasing activities.



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